Exhibit 10.44

AFFYMAX, INC.

4001 Miranda Avenue

Palo Alto, CA  94304

January 5, 2011

Arlene Morris

c/o Affymax, Inc.

4001 Miranda Avenue

Palo Alto, CA 94304

Dear Arlene:

In connection with your termination from employment with the Company, this letter sets forth the terms of the separation and consulting agreement (the “Agreement”) between you and Affymax, Inc. (the “Company”).

1.             Resignation.  As discussed, your last day of service as an employee, officer, and director of the Company and “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) (a “Separation from Service”) will be January 31, 2011 (the “Resignation Date”), pursuant to the letter of resignation that you will execute and return to the Company concurrently with this Agreement (Exhibit A).  Specifically, even though you will provide consulting services following the Resignation Date as described in Section 4 below, the Company does not anticipate that you will provide services following the Resignation Date which are, in the aggregate, in excess of twenty percent (20%) of the average level of bona fide services you performed (whether as an employee or an independent contractor) over the 36-month period immediately preceding the Resignation Date.  Until the Resignation Date, your employment as Chief Executive Officer of the Company will continue, and you will continue to receive your regular base salary and benefits in which you are currently enrolled.  In addition, you will remain eligible for a bonus for 2010 as provided under Section 2.2 of your Employment Agreement with the Company effective as of December 17, 2008, as amended (the “Employment Agreement”) following determination of the achievement level of the Company’s corporate goals by the Company’s Board of Directors (“Board”).  The 2010 bonus will be paid in accordance with the bonus payment practices, and in any event promptly after the Board’s determination of the level of achievement of the 2010 bonus objectives and your eligible bonus amount.

2.             Accrued Salary and Vacation.  On the Resignation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Resignation Date (if any), subject to standard payroll deductions and withholdings.  You are entitled to these payments whether or not you sign this Agreement.

3.             Severance Benefits.  Notwithstanding your agreement to provide the transition services requested by the Company pursuant to Section 1 above, your termination by the

Company constitutes an “Involuntary Termination” under the terms of your Employment Agreement.   If you timely enter into this Agreement and do not subsequently revoke it, the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a)           Severance Payment.  The Company will pay you a lump sum cash severance payment of $545,000.00, which is equal to twelve (12) months of your current annual base salary, less applicable withholdings and deductions (the “Severance Payment”).  The Severance Payment will be paid on or about February 1, 2011, although in no event shall the Severance Payment be paid prior to the Effective Date of this Agreement (as defined in Section 13).

(b)           Health Care Continuation Coverage.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Resignation Date.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums (the “COBRA Premiums”) sufficient to maintain your group health insurance coverage in effect as of the Resignation Date (including dependent coverage, if applicable) for twelve (12) months beginning February 1, 2011 (the “COBRA Premiums Period”), provided that the Company’s obligation to continue to pay the COBRA Premiums hereunder will cease upon your becoming covered by group health insurance coverage through a new employer or if you cease to be eligible for COBRA continuation coverage.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each month, a cash payment equal to the applicable COBRA Premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), during the COBRA Premiums Period or, if sooner, the date that either you become covered by group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage.  You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA Premiums.  If, during the COBRA Premiums Period, you become covered by group health insurance coverage through another employer or otherwise you cease to be eligible for COBRA, you must immediately notify the Company in writing of such event.

4.             Consulting Agreement.  You will serve as a consultant to the Company under the terms specified below.  The consulting relationship commences on the Resignation Date and continues through September 30, 2011.  Notwithstanding the foregoing, the Company may terminate the Consulting Period at any time, upon written notice to you, if you materially breach this Agreement or the Proprietary Information Agreement (as defined in Section 4(d)).

(a)           Consulting Services.  You agree to provide consulting services to the Company upon request by John Orwin, who will become the Chief Executive Officer (“CEO”) of the Company following the Resignation Date.  The consulting services primarily shall consist of services in support of the Company’s New Drug Application (NDA) filing for the Hematide™ (peginesatide) drug candidate, and transition assistance for Mr. Orwin as the new CEO.  During the Consulting Period, you will report directly to the CEO, and you agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services.  You agree to make yourself available to perform such consulting services throughout the Consulting Period for up to thirty (30) hours per month.

(b)           Consulting Fees and Benefits.

(i)            Consulting Fees.  During the Consulting Period, you will receive consulting fees of $11,354.00 per month (“Consulting Fees”).  The Consulting Fees shall be paid in arrears on the last business day of each month during the Consulting Period.

(ii)           Independent Contractor Relationship. Your relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. You will not be entitled to any of the benefits which the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits, other than your entitlement to continued group health insurance coverage pursuant to COBRA due to your status as a former employee.

(iii)         Taxes and Withholding. You are solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of Consulting Fees under this Agreement. You are solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. The Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions.  The Company will regularly report amounts paid to you by filing Form 1099-MISC with the Internal Revenue Service as required by law. You acknowledge that you will be entirely responsible for payment of any such taxes, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacity, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to all compensation you receive under this Agreement, with the exception of the employer’s share of social security, if any.

(iv)          Equity Awards.

(1)           Stock Options.  If you do not enter into this Agreement, vesting of your outstanding stock options (the “Options”) will cease on the Resignation Date,

your unvested Options shall terminate, and you will be able to exercise your vested Options thereafter in accordance with the terms of your stock option agreements and the Company’s 2006 Equity Incentive Plan, as amended (the “Equity Plan”).  However, if you timely enter into this Agreement and allow it to become effective, the Company will consider your change in status from an employee to a consultant to not constitute a termination of your “Continuous Service,” as defined under and for purposes of the Equity Plan.  As a result, the Options will continue to vest in accordance with their terms during your Continuous Service, vesting of the Options will cease as of the termination of the Consulting Period, and you will be able to exercise any vested Options for one (1) year following the termination of the Consulting Period (or, if earlier, the expiration of the term of any such Option).  Note that your Options may cease to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent such stock options previously would have qualified as an “incentive stock options.”  You are advised to seek tax guidance from your personal tax advisors with regard to the potential change in tax treatment of the Options if you enter into this Agreement, as well as the other tax-related implications of this Agreement.

(2)           RSU Stock Award.  You previously were provided an award for 75,000 Restricted Stock Units (the “RSU Award”), which provides for vesting in two tranches based on certain performance milestones.  As of the Resignation Date, the RSU Award has not vested and, if you do not enter into this Agreement and allow it to become effective, the RSU Award will terminate in full with no vesting effective as of the Resignation Date.  However, if you enter into this Agreement and allow it to become effective, the RSU Award will not terminate as of the Resignation Date, and the RSU Award will remain eligible for vesting under the terms and conditions of your RSU Award agreement and the Equity Plan, as long as your Continuous Service has not terminated as of the specified vesting event.

(v)            Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive from the Company any additional compensation, including but not limited to salary or bonuses, severance or employee benefits prior to, on, or after the Resignation Date.

(c)           Limitations on Authority.  You will have no responsibilities or authority as a consultant to the Company other than as provided above.  You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

(d)           Proprietary Information and Inventions. You agree that Sections 1 and 2 (with the exception of Sections 2.4 and 2.7) of that certain Employee Proprietary Information and Inventions Agreement between you and the Company dated October 18, 2005 (“Proprietary Information Agreement” a copy of which is attached hereto as Exhibit B) shall govern any Company information to which you have access or which you develop while performing services during the Consulting Period.

(e)           Other Work Activities.  Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company.  The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage.  In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the CEO, in writing, before you obtain competitive employment, perform competitive work for any business entity, or engage in any other work activity that is competitive with the Company.  If you engage in such competitive activity without the CEO’s or Board’s express advance written consent, or otherwise materially breach this Agreement, the Company can terminate the Consulting Period upon written notice to you, with such termination effective as of the date of your material breach.

5.             Expense Reimbursements.  You agree that, within thirty (30) days after the Resignation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.  In addition, pursuant to its regular business practice and in accordance with its normal requirements for reimbursing consultants, the Company will reimburse you for documented business expenses incurred as a result of providing consulting services during the Consulting Period.

6.             Return of Company Property.  On the Resignation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  You agree that you will make a diligent search to locate any such documents, property and information no later than the Resignation Date.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then you agree to provide the Company, no later than the Resignation Date, with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part).  Notwithstanding the foregoing, you may retain documents, property, and materials to be used in connection with your services during the Consulting Period to the extent approved in writing by the Company, and you shall return them (without retention of any reproductions) immediately upon written request from the Company (and no later than upon termination or expiration of the Consulting Period).  Your timely compliance with this Section 6 is a precondition to the Severance Benefits to be provided pursuant to Section 3 of this Agreement.

7.             Proprietary Information Obligations.  You acknowledge and reaffirm your continuing obligations under your Proprietary Information Agreement both during and after the Consulting Period. By way of example, but not limitation, you agree not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company.

8.             Nonsolicitation.  You agree that, during the Consulting Period and for one year following the termination or expiration of the Consulting Period, you will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

9.             Nondisparagement.  You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to your business, business reputation or personal reputation; provided, however, that all parties may respond accurately and fully to any question, inquiry or request for information when required by legal process.

10.          Arbitration.  To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement or interpretation of this Agreement, your employment or the termination of your employment (collectively, “Claims”), shall be resolved, to the fullest extent permitted by law, by final, binding, and (to the extent permitted by law) confidential arbitration in San Francisco, California, conducted by JAMS, Inc. (“JAMS”), or its successors, under its then current rules for employment disputes.  Claims subject to this arbitration provision shall (a) include, but not be limited to, claims pursuant to any federal, state or local law or statute, including (without limitation) the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; and claims pursuant to any common law, tort law or contract law, including (without limitation) breach of contract or other promise, discrimination, harassment, retaliation, wrongful discharge, fraud, misrepresentation, defamation, and emotional distress, and (b) exclude claims that by law are not subject to arbitration.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  The Company shall pay all administrative fees in excess of the amount of those administrative fees you would have been required to pay if the Claims were decided in a court of law.  You and the Company both acknowledge that, by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any Claims through a trial by jury or judge or by administrative proceeding.  Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

11.          General Release.  In exchange for the Severance Benefits and the consulting arrangement, and other consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company, its parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or at the time that you sign this Agreement (collectively, the “Released Claims”).  This Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

12.          Excluded Claims.  The following are not included in the Released Claims (collectively, the “Excluded Claims”):  (a) you are not releasing any claim that cannot be waived under applicable state or federal law; (b) you are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any fully signed indemnification agreement between you and the Company, or any directors’ and officers’ liability insurance policy of the Company; and (c) you are not releasing any claim for breach of this Agreement.  In addition, nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.  Nothing in this Agreement shall prevent you from challenging the validity of the release in a legal or administrative proceeding.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

13.          ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”).  You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c)you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke it, with such revocation to be effective only if you deliver written notice of revocation to the Board within the seven (7)-day period; and (e) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”).  Since you asked for, and received, material changes in this Agreement to your benefit, you agree to waive an additional twenty-one (21)-day review period, to which you would otherwise be entitled.  Accordingly, your twenty-one (21)-day review period under the ADEA will be deemed to have started on December 29, 2010, the date you received the original version of this Agreement.

14.          Section 1542 Waiver.  YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including any unknown or unsuspected claims.

15.          No Voluntary Adverse Action; Cooperation.  You agree that you will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.  In addition, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company.  Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony.  The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.  Moreover, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

16.          No Admissions.  Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

17.          Representations.  You hereby represent that: (a) you have been paid all compensation owed and for all hours worked; (b) you have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act, the California Family Rights Act, any other applicable law or the Company’s policies; and (c) you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

18.          Entire Agreement.  This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof.  It supersedes any and all other agreements entered into by and between you and the Company, including but not limited to the following portions of the Employment Agreement:  Sections 7.2 through 7.6, and Section 8.1.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein.  It may not be modified except in a writing signed by you and a duly authorized officer of the Company.  Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by her or its respective attorneys, and signed the same of her or its own free will.

19.          Attorneys’ Fees.  If either you or the Company brings any action to enforce rights under this Agreement, the party successful in enforcing this Agreement shall be entitled to recover reasonable attorneys’ fees and costs incurred by that party in connection with such action.

20.          Successors and Assigns.  This Agreement will bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and will inure to the benefit of each party, its heirs, successors and assigns.

21.          Applicable Law.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

22.          Severability.  If a court of competent jurisdiction or arbitrator determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof will be unimpaired.  The court or arbitrator will then have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

23.          Counterparts.  This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together constitutes one and the same instrument. Facsimile signatures and signatures transmitted via .pdf file are as effective as original signatures.

If this Agreement is acceptable to you, please sign below and on Exhibit A and return the originals of both documents to me within twenty-one (21) days.  If you do not return these fully signed documents to the Company within the aforementioned timeframe, the Company’s offer continued herein will expire.

We look forward to continuing to work with you during the Consulting Period, and I wish you luck in your future endeavors.

Sincerely,

AFFYMAX, INC.

By:	/s/ Hollings C. Renton
Hollings Renton
Chairman, Board of Directors

Exhibit A -	Resignation Letter

Exhibit B -	Proprietary Information Agreement

UNDERSTOOD AND AGREED:

/s/Arlene M. Morris
Arlene Morris

Date: January 6, 2011

EXHIBIT A

RESIGNATION LETTER

, 2011

Chairman

Board of Directors

Affymax, Inc.

To the Board of Directors:

I hereby tender my resignation as an employee and officer of Affymax, Inc., and I further tender my resignation as a member of the Board of Directors.  My resignations shall be effective as of January 31, 2011.

/s/ Arlene M. Morris
Arlene Morris

EXHIBIT B

PROPRIETARY INFORMATION AGREEMENT